EXHIBIT 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE                                Contact: Mark Walton
                                                              President
                                                              (512)347-8787 x121


TRAVIS ENTERS AGREEMENT WITH TRACKER MARINE GROUP

AUSTIN, TEXAS (March 14, 2002) - Travis Boats & Motors, Inc. (NASDAQ/TRVS) ("Travis") today announced the signing of an agreement with Tracker Marine Group ("Tracker"), whereby Tracker has initially invested approximately $2.1 million towards the purchase of newly created 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") in the Company. This initial investment provides Tracker with an ownership position in Travis in the range of 19%, based on the initial conversion price of the Preferred Stock. Travis plans to use the initial investment for general corporate purposes.

Under the terms of the agreement, Tracker has also committed, subject to Travis obtaining shareholder approval and meeting certain other conditions, to invest approximately an additional $5.9 million in Travis to purchase additional shares of Preferred Stock upon substantially similar terms and a Preferred Stock purchase warrant, which will be exercised at the closing of this transaction. The proceeds from the exercise of the warrant ($3.0 million) will be used to pay off outstanding debt of the Company. The balance of Tracker's additional investment would be used for general corporate purposes. Following the completion of the additional investment, Tracker would own approximately a 40% ownership position in Travis, based on the initial conversion price of the Preferred Stock.

Travis and Tracker also entered into a supply agreement that should strengthen Travis' product offering with the addition of ProCraft and Fisher Boats in many of their locations. Ron Spradling, Executive Vice President commented, "This alliance with Tracker will provide Travis with Fisher and ProCraft boats, two of the most recognized and respected name brands in the industry." Mr. Spradling further added, "When you combine one of the world's largest manufacturers of fishing boats with one of the world's largest retailer of fishing boats, the many new opportunities for both companies are very exciting."

Travis Boats & Motors Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates thirty-five store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The company's website is www.travisboatingcenter.com.

Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the

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Exchange Act that involve a number of risks or uncertainties. The actual results of the future events, including expectations of the fiscal 2002 boating season could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, the identification of new markets and the
Company's   ability  to  integrate  new  stores  and  personnel   into  existing
operations. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2000 and other documents filed of record.